Shareholder meeting results (Unaudited)

December 18, 2009 meeting

At the meeting, each of the nominees for Trustee was elected, with all funds of the Trust voting together as a single class*, as follows:

      				Votes for 		Votes withheld
Ravi Akhoury 			2,566,689,700 		3,929,918
Jameson A. Baxter 		2,566,704,258 		3,915,360
Charles B. Curtis 		2,566,702,967 		3,916,651
Robert J. Darretta 		2,566,745,632 		3,873,986
Myra R. Drucker 		2,566,694,748 		3,924,870
John A. Hill 			2,566,712,158 		3,907,460
Paul L. Joskow 			2,566,754,802 		3,864,816
Elizabeth T. Kennan** 		2,566,690,713 		3,928,905
Kenneth R. Leibler 		2,566,733,552 		3,886,066
Robert E. Patterson 		2,566,763,419 		3,856,199
George Putnam, III 		2,566,693,850 		3,925,768
Robert L. Reynolds 		2,566,757,540 		3,862,078
W. Thomas Stephens 		2,566,760,127 		3,859,491
Richard B. Worley 		2,566,734,621 		3,884,997

* Reflects votes with respect to the election of Trustees by funds of the Trust through January 15, 2010.

**Dr. Kennan retired from the Board of Trustees of the Putnam funds effective June 30, 2010.

100 Fund

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes 		Votes		Abstentions	Broker
for 		against  			non-votes
2,832,017	38,847		141,471		1,141,853

A proposal to amend the fundamental investment restriction with respect to investments in commodities was approved as follows:

Votes 		Votes 		Abstentions	Broker
for		against  			non-votes
2,704,663	76,917		230,756		1,141,852

300 Fund

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes 		Votes 		Abstentions	Broker
for		against				non-votes
6,420,360	156,999		442,338		3,171,171

A proposal to amend the fundamental investment restriction with respect to investments in commodities was approved as follows:

Votes 		Votes		Abstentions 	Broker
for		against				non-votes
6,500,888	164,497		354,312		3,171,171

All tabulations are rounded to the nearest whole number.